                      FILING AUTHORITY CONFIRMATION STATEMENT

This Filing Authority Confirmation Statement confirms that the undersigned has authorized and designated Ben Sirmons and Janet Thompson, who are the Secretary
and the Assistant Secretary, respectively, of Unifi, Inc., each of whom may act independently of the other, to execute and file on the undersigned's behalf any
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, the securities of Unifi,
Inc.

The respective authority of Ben Sirmons and Janet Thompson under this Filing
Authority Confirmation Statement shall continue (for so long as he or she holds the position with Unifi, Inc. indicated above) until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of, or transactions in, the securities of Unifi, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Ben Sirmons and Janet
Thompson are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date:  June 27, 2017

/s/ Christopher A. Smosna
Signature

Christopher A. Smosna
Printed Name